CH ENERGY GROUP, INC.

PERFORMANCE SHARES AGREEMENT

(Long-Term Equity Incentive Plan)

Summary of Performance Shares Grant

CH Energy Group, Inc., a New York corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the CH Energy Group, Inc. Long-Term Equity Incentive Plan (the “LTI Plan”) and this Performance Shares Agreement (the “Agreement”), the following number of Performance Shares, on the Date of Grant set forth below:

Name of Grantee:	_______________________________
Number of Performance Shares:	_______________________________
Date of Grant:	_______________________________
Performance Period:	_______________________________

1.         Grant of Performance Shares. Subject to the terms and conditions of this Agreement and the LTI Plan, the Company hereby grants to the Grantee, as of the Date of Grant, the total number of Performance Shares (the “Performance Shares”) set forth above. Each Performance Share shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share.

2.         Management Objectives. The Grantee’s right to receive payment of all or any portion of the Performance Shares shall be contingent upon the achievement of certain management objectives established by the Board or the Compensation Committee of the Board (the “Committee”), as the case may be, as set forth below (the “Management Objectives”). The achievement of the Management Objectives will be measured during the Performance Period set forth above. The Management Objectives for the Performance Period shall relate to basic earnings per share and annual dividend yield on book value and shall apply as follows:

(a)       Fifty percent (50%) of the total number of Performance Shares shall be dependent on the Company’s percentage growth (whether positive or negative) in basic earnings per share during the Performance Period relative to the percentage growth in basic earnings per share of the companies listed on Exhibit A (the “Performance Peer Group”) during the same period (the “Relative EPS Performance Shares”).

(b)       Fifty percent (50%) of the total number of Performance Shares shall be dependent on the average of the Company’s annual dividend yield on book value during the Performance Period relative to the average of the annual dividend yield on book value of the companies in the Performance Peer Group during the same period (the “Relative Dividend Yield Performance Shares”).

3.         Earning of Performance Shares. Except as provided in Section 4, the Performance Shares shall be earned as follows, provided that the Grantee has remained continuously employed by the Company or any Subsidiary through the end of the Performance Period:

(a)	The Relative EPS Performance Shares.

(i)        If, upon the conclusion of the Performance Period, the percentage growth (whether positive or negative) in the Company’s basic earnings per share during the Performance Period falls below the threshold percentile rank relative to the Performance Peer Group, as set forth in the Performance Matrix attached as Exhibit B (the “Performance Matrix”), none of the Relative EPS Performance Shares shall become earned.

(ii)       If, upon the conclusion of the Performance Period, the percentage growth (whether positive or negative) in the Company’s basic earnings per share during the Performance Period equals or exceeds the threshold percentile rank but is less than maximum percentile rank relative to the Performance Peer Group, as set forth in the Performance Matrix, the percentage of the Relative EPS Performance Shares shall become earned as set forth on the Performance Matrix opposite such percentile rank.

(iii)      If, upon the conclusion of the Performance Period, the percentage growth (whether positive or negative) in the Company’s basic earnings per share during the Performance Period equals or exceeds the maximum percentile rank relative to the Performance Peer Group, as set forth in the Performance Matrix, 150% of the Relative EPS Performance Shares shall become earned.

(b)	The Relative Dividend Yield Performance Shares.

(i)        If, upon the conclusion of the Performance Period, the average of the Company’s annual dividend yield on book value during the Performance Period falls below the threshold percentile rank relative to the Performance Peer Group, as set forth in the Performance Matrix, none of the Relative Dividend Yield Performance Shares shall become earned.

(ii)       If, upon the conclusion of the Performance Period, the average of the Company’s annual dividend yield on book value during the Performance Period equals or exceeds the threshold percentile rank but is less than maximum percentile rank relative to the Performance Peer Group, as set forth in the Performance Matrix, the percentage of the Relative Dividend Yield Performance Shares shall become earned as set forth on the Performance Matrix opposite such percentile rank.

(iii)      If, upon the conclusion of the Performance Period, the average of the Company’s annual dividend yield on book value during the Performance Period equals or exceeds the maximum percentile rank relative to the Performance Peer Group, as set forth in the Performance Matrix, 150% of the Relative Dividend Yield Performance Shares shall become earned.

4.         Retirement, Death or Change in Control. Notwithstanding any provision of Section 3 to the contrary:

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(a)       If the Grantee’s employment with the Company or a Subsidiary terminates following completion of the first full fiscal quarter of the Performance Period but prior to the end of the Performance Period due to the Grantee’s Retirement or death, the Company shall pay to the Grantee or his or her executor or administrator, as the case may be, a number of Performance Shares equal to (i) the number of Performance Shares to which the Grantee would have been entitled under Section 3 above based on the performance of the Company during the full fiscal quarters completed during the Performance Period until the date of termination, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed during the Performance Period and the denominator of which is the number of days in the Performance Period. For purposes of this Agreement, “Retirement” means termination of employment with the Company or a Subsidiary either (i) on or after age 65 or (ii) pursuant to the early retirement provisions of the Retirement Income Plan of Central Hudson Gas & Electric Corporation.

(b)       If a Change in Control occurs following the completion of the first full fiscal quarter of the Performance Period but prior to the end of the Performance Period, and the Grantee was employed by the Company or any Subsidiary immediately prior to the Change in Control, the Company shall pay to the Grantee a number of Performance Shares equal to the number to which the Grantee would have been entitled under Section 3 above based on the performance of the Company during the full fiscal quarters completed during the Performance Period until the date of the Change in Control.

5.	Determinations; Adjustments.

(a)       Prior to the payment of any Performance Shares as provided herein, the Committee shall determine in writing the extent, if any, that the Management Objectives have been satisfied and shall determine the number, if any, of Performance Shares that shall have become earned hereunder. The determinations shall occur prior to the applicable payment date set forth in Section 7 hereof. In all circumstances, the Committee shall have the ability and authority to reduce, but not increase, the amount of Performance Shares that become earned hereunder.

(b)       All determinations involving the Management Objectives shall be based on Generally Accepted Accounting Principles in effect at the time the objectives are established without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the objectives are established.

(c)       If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

6.         Forfeiture of Performance Shares. The Performance Shares will be forfeited automatically and without further notice if (a) they are not earned at the end of the Performance Period (or such shorter period as provided in Section 4, if applicable) or (b) if the Grantee’s

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employment with the Company or a Subsidiary terminates before the end of the Performance Period for any reason other than as set forth in Section 4.

7.         Payment of Performance Shares. Payment of any Performance Shares that become earned as set forth in Section 3 or 4 will be made in the form of Common Shares as follows:

(a)       The Common Shares underlying the Performance Shares that are earned pursuant to Section 3 shall be delivered to the Grantee in the calendar year next following the end of the Performance Period, but in no event later than August 1 of that year.

(b)       The Common Shares underlying the Performance Shares that are earned pursuant to Section 4 shall be delivered to the Grantee within ninety (90) days following the earlier of (i) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; (ii) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the commencement of the calendar year next following the end of the Performance Period. Notwithstanding the preceding sentence, if the Performance Shares become payable as a result of a “separation from service” within the meaning of Section 409A of the Code (other than as a result of death), and the Grantee is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of separation from service, then to the extent required to comply with Section 409A of the Code the Common Shares shall be delivered to the Grantee within ninety (90) days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within ninety (90) days after the Grantee’s death).

(c)       The Company’s obligations with respect to the Performance Shares shall be satisfied in full upon the delivery of the Common Shares (and the cash in lieu of any fractional Shares) underlying the earned Performance Shares as provided in this Section 7.

8.         Transferability. The Performance Shares subject to this Agreement are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until they become earned as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 8, shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.

9.         Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.

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10.       Dividend, Voting and Other Rights. The Grantee shall have no rights of ownership in the Performance Shares or in the Common Shares related thereto and shall have no right to dividends and no right to vote Performance Shares or the Common Shares related thereto until the date on which the Common Shares underlying the Performance Shares are delivered to the Grantee pursuant to this Agreement. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

11.       No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Subsidiaries, unless provided otherwise in any such plan.

12.       Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the payment of earned Performance Shares pursuant to this Agreement, it shall be a condition to the receipt of such Performance Shares that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. To the extent that either the Performance Shares are deferred pursuant to Section 20 hereof or tax withholding is required at any time other than upon delivery of the Common Shares pursuant to this Agreement, then Company or Subsidiary shall have the right in its sole discretion to (i) require the Grantee to pay or provide for payment of the required tax withholding, or (ii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Grantee. Otherwise, the Grantee shall satisfy such required withholding obligation by surrendering to the Company a portion of the Common Shares that are otherwise deliverable under this Agreement, and the Common Shares so surrendered by the Grantee shall be credited against any such required withholding obligation at the Market Value per Share of such Common Shares on the date of such surrender.

13.       Compliance with Law. The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the New York Stock Exchange or any national securities exchange with respect to the Performance Shares; provided, however, notwithstanding any other provision of this Agreement, no Common Shares shall be delivered if the delivery thereof would result in a violation of any such law or listing requirement.

14.       Compliance with Section 409A of the Code. It is intended that this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Performance Shares shall not be deferred,

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accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code.

15.       Amendments. Subject to the terms of the LTI Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the LTI Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the LTI Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, unless that amendment is required to comply with the payment restrictions of Section 409A of the Code.

16.       Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.       Relation to LTI Plan. This Agreement is subject to the terms and conditions of the LTI Plan. This Agreement and the LTI Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the LTI Plan, the LTI Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the LTI Plan. The Committee acting pursuant to the LTI Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Performance Shares.

18.       Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19.       Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

20.      Deferral of Performance Shares. Notwithstanding anything contained herein to the contrary, the Grantee may elect to defer receipt of the Performance Shares in accordance with the terms and subject to the conditions of the Directors and Executives Deferred Compensation Plan (or any successor plan).

21.       Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the LTI Plan. The Grantee understands that,

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unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge.

(Signatures are on the following page)

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

CH ENERGY GROUP, INC.

By:____________________________________

Name:

Title:

The undersigned hereby acknowledges receipt of a copy of the LTI Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Performance Shares on the terms and conditions set forth herein and in the LTI Plan.

______________________________________ Grantee Date:__________________________________

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EXHIBIT A

PERFORMANCE PEER GROUP

1.	ALLETE, Inc.
2.	Ameren Corporation
3.	American Electric Power Company, Inc.
4.	Central Vermont Public Service Corporation
5.	Cleco Corporation
6.	CMS Energy Corporation
7.	Consolidated Edison, Inc.
8.	DPL, Inc.
9.	El Paso Electric Company
10.	Empire District Electric Company
11.	Energy East Corporation
12.	Entergy Corporation
13.	Great Plains Energy Incorporated
14.	IDACORP, Inc.
15.	Maine & Maritimes Corporation
16.	NorthWestern Corporation
17.	Pinnacle West Capital Corporation
18.	Portland General Electric Company
19.	Sierra Pacific Resources
20.	UIL Holdings Corporation
21.	UniSource Energy Corporation
22.	Unitil Corporation
23.	Westar Energy, Inc.
24.	Xcel Energy, Inc.

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EXHIBIT B

PERFORMANCE MATRIX

Percentile Rank for Management Objective Relative to Performance Peer Group	Percentage of Performance Shares Earned
Maximum: 80% or more	150.0%
79%	148.3%
78%	146.6%
77%	145.0%
76%	143.3%
75%	141.6%
74%	140.0%
73%	138.3%
72%	136.6%
71%	135.0%
70%	133.3%
69%	131.6%
68%	130.0%
67%	128.3%
66%	126.6%
65%	125.0%
64%	123.3%
63%	121.6%
62%	120.0%
61%	118.3%
60%	116.6%
59%	115.0%
58%	113.3%
57%	111.6%
56%	110.0%
55%	108.3%
54%	106.6%
53%	105.0%
52%	103.3%
51%	101.6%
50%	100.0%
49%	96.7%
48%	93.3%
47%	90.0%
46%	86.7%
45%	83.3%
44%	80.0%

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43%	76.7%
42%	73.3%
41%	70.0%
40%	66.7%
39%	63.3%
38%	60.0%
37%	56.7%
36%	53.3%
35%	50.0%
34%	46.7%
33%	43.3%
32%	40.0%
31%	36.7%
30%	33.3%
29%	30.0%
28%	26.7%
27%	23.3%
26%	20.0%
25%	16.7%
24%	13.3%
23%	10.0%
22%	6.7%
Threshold: 21%	3.3%
20% or below	0.0%

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